UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/19/2007

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc. ("MainStreet") held its 2007 Annual Meeting of Shareholders on April 19, 2007 at The Virginia Museum of Natural History, Martinsville, Virginia. In his message, Larry A. Heaton, President and CEO of MainStreet discussed 2006 earnings; growth in assets, loans and deposits; and basic earnings per share in comparison to 2005 as a review of the Annual Report mailed to shareholders. He also stated that market capitalization was $29,544,538 at year end 2006 versus $20,928,468 at year end 2005. Mr. Heaton reminded the shareholders that MainStreet had hired a transfer agent, Registrar and Transfer Company, in 2006. In the first quarter of 2007, MainStreet had its stock quoted on the Over the Counter Bulletin Board ("OTCBB"). MainStreet's strategy is to continue focus on internal expansion in the local market; look for opportunities for external growth; and extend our servicing business. The internal expansion is occurring with the addition of two additional branch offices. Pending regulatory approval, Franklin Community Bank, N.A. ("Franklin Bank"), subsidiary of MainStreet anticipates opening an additional branch office in the 220 North Corridor of Rocky Mount, Virginia in June 2007. A fourth branch office is anticipated to open in Southlake in August 2007.

Larry A. Heaton announced that Franklin Bank was ranked #10 for overall performance in the 2006 Virginia Bank Performance Report. This report ranked 117 banks headquartered in the State of Virginia for various ratios. Franklin Bank was also ranked #4 for the efficiency ratio, #7 for return on average equity and #8 for noninterest expense.

Larry A. Heaton announced first quarter financial results. At March 31, 2007, total assets were $201.9 million, up $6.6 million, or 3.4% from year end 2006. Loans, net of unearned income, were $159.9 million at the end of the first quarter which was a 2.2% increase over year-end loans, net of unearned income.   Total deposits increased $5.7 million, or 3.5%, from year-end 2006 to $170.5 million at March 31, 2007. Net income for the first quarter of 2007 was $575,869, or $.33 per basic share compared to net income of the first quarter of 2006 of $717,373, or $.42 per basic share. The return on average assets and return on average equity for the first quarter of 2007 were 1.19% and 11.91%, respectively. The market capitalization for March 31, 2007 and March 31, 2006 was $32,124,839 and $20,063,005, respectively.

Mr. Heaton discussed the first quarter 2007 and stated that the net interest margin had become compressed in comparison to the first quarter of 2006. It is anticipated that margin compression will continue in 2007. Loan demand is somewhat softer and competition has increased.

Item 8.01.    Other Events

The shareholders elected three Class C directors at the 2007 Annual Meeting of Shareholders, on April 19, 2007 at The Virginia Museum of Natural History, Martinsville, Virginia, to serve until the 2010 Annual Meeting of Shareholders, or the in the case of each director, until his or her successor is duly elected and qualifies. The directors elected were William L. Cooper, III, John M. Deekens, and Danny M. Perdue. Also, continuing as directors were Joseph F. Clark, C. Laine Dalton, Larry A. Heaton, Morton W. Lester, Joel R. Shepherd (Chairman), and Michael A. Turner.

Also, effective April 19, 2007 was the retirement of Milford A. Weaver as a director to MainStreet due to the age requirement. Mr. Weaver was honored at the Annual Meeting. He was an organizing director of MainStreet.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
    See index to Exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: April 23, 2007	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC

Date: April 23, 2007	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE SECRETARY

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Dated April 20, 2007 Announcing First Quarter 2007 Financial Results
EX-99.2	Press Release dated April 23, 2007 Announcing the Election of Directors at the Annual Meeting of Shareholders and the retirement of a director